Exhibit 99.1

Edgio, Inc. Receives Expected Notice from NASDAQ

PHOENIX — May 21, 2024 — Edgio, Inc. (Nasdaq: EGIO) (the “Company”), today announced that it received an expected notice (the “Notice”) on May 16, 2024 from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) because the Company has not yet filed its Quarterly Report on Form 10-Q for the year ended March 31, 2024 (the “Quarterly Report”) with the Securities and Exchange Commission (the “SEC”). The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

The Company previously reported in its Notification of Late Filing on Form 12b-25, filed with the SEC on May 13, 2024, that the Company was unable to file its 2024 Form 10-Q for the quarter ending March 31, 2024 within the prescribed time period due to the Company’s previous independent registered public accounting firm’s decision to resign as independent registered public accounting firm of the Company, effective December 18, 2023. The Audit Committee of the Board of Directors of the Company accepted the resignation and immediately engaged in a thorough search for a new independent registered public accounting firm.

Due to the engagement of a new independent registered public accounting firm in the first quarter of 2024, the Company requires additional time to complete the procedures necessary to file its annual report on Form 10-K (“Annual Report”) and its Quarterly Report, and accordingly, the Form 10-Q for the period ended March 31, 2024 is delayed.

The Notice states that the Company must update its previously submitted compliance action plan to regain compliance with the Listing Rule. If Nasdaq accepts the Company’s plan to regain compliance, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date of the Annual Report, or until September 30, 2024, to file the Annual Report and Quarterly Report to regain compliance.

The Company is working diligently to complete and file the Quarterly Report as soon as practicable. However, given the time and focus dedicated to the Company’s completion of its Annual Report, the Company is necessarily delayed in its reporting and review process for the quarter ended March 31, 2024. The Company plans to file its Annual Report and Quarterly Report as promptly as possible to regain compliance with the Listing Rule.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding the Company’s current expectations and intentions with respect to the filing of its Annual Report. Our expectations and beliefs regarding these matters may not materialize. It is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties, and other factors, including those factors disclosed in our SEC filings, including our most recent reports on Form 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.edgio.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of May 21, 2024, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Edgio

Edgio (NASDAQ: EGIO) helps companies deliver online experiences and content faster, safer, and with more control. Our developer-friendly, globally scaled edge network, combined with our fully integrated application and media solutions, provide a single platform for the delivery of high-performing, secure web properties and streaming content. Through this fully integrated platform and end-to-end edge services, companies can deliver content quicker and more securely, thus boosting overall revenue and business value. To learn more, visit edg.io and follow us on Twitter, LinkedIn and Facebook.

Contacts:

Investor relations:

Sameet Sinha

602-850-4973

ir@edg.io